Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

Execution Copy

May 23, 2008

SHAREHOLDERS’ AGREEMENT

by and among

Barclays Wealth Trustees (Jersey) Limited

as Trustee of the First National Trust,

Polmos Bialystok S.A.,

and

Peulla Enterprises Limited

relating to the Shareholders’

investments in

Peulla Enterprises Limited

i

ii

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of May 23, 2008, by and among BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED as Trustee of the FIRST NATIONAL TRUST, a trust company incorporated under the laws of Jersey, having its registered office at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands (“Seller”), PEULLA ENTERPRISES LIMITED, a private limited liability company by shares incorporated under the laws of the Republic of Cyprus, whose registered office is located at 9th Floor, Capital Center, 2-4 Arch. Makarios Avenue, Nicosia 1065, Cyprus (“Company”), and POLMOS BIALYSTOK S.A., a joint stock company incorporated under the laws of Poland, whose registered office is located at ul. Elewatorska No. 20, 15-950 Bialystok, Poland (“Purchaser”), (the Company, together with Seller and Purchaser, collectively, the “Parties”, and each, individually, a “Party”).

RECITALS

WHEREAS, Seller, Purchaser and the Company, among other parties, have entered into that Share Purchase Agreement, dated as of May 23, 2008 (the “Share Purchase Agreement”), pursuant to the terms, and subject to the conditions, of which, among other things Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, (i) 3,749 Class A Shares and (ii) 5,625 Class B Shares, in each case with all rights attaching to them at Closing (such sale and purchase, the “Investment”);

WHEREAS, immediately following the consummation of the Investment, (i) Seller will own an aggregate of 3,751 Class A Shares, representing 50.01 per cent. of the issued and outstanding Class A Shares and 1,875 Class B Shares, representing 25.00 per cent. of the issued and outstanding Class B Shares and (ii) Purchaser will own an aggregate of 3,749 Class A Shares, representing 49.99 per cent. of the issued and outstanding Class A Shares and 5,625 Class B Shares, representing 75.00 per cent. of the issued and outstanding Class B Shares;

WHEREAS, pursuant to the Share Purchase Agreement, the execution and delivery of this Agreement is a condition precedent to the respective obligations of Seller and Purchaser to consummate the Investment;

WHEREAS, Seller, Purchaser and the Company desire to enter into this Agreement to set forth certain terms and conditions concerning the relationship between Seller, on the one hand, and Purchaser, on the other hand, as the shareholders in the Company and to provide for the orderly governance and management of the Company and the Group (as defined herein) following the consummation of the Investment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For the purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings; provided that capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Share Purchase Agreement:

“Affiliate” shall mean, with respect to any person, any other person who directly or indirectly controls, or is under common control with, or is controlled by, such first person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities or partnership or other ownership interests, by contract or credit arrangement, as trustee or executor or otherwise; provided that, solely for purposes of this Agreement, Mark Kaoufman shall be deemed to be an Affiliate of Seller Shareholder.

“Affiliated Transferee” shall mean (i) with respect to Seller Shareholder, Mark Kaoufman and/or any Person that is, directly or indirectly, controlled by Mark Kaoufman and (ii) with respect to Purchaser Shareholder, CEDC any Affiliate thereof.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Annual Budget” shall have the meaning ascribed to it in Section 8.1(a).

“beneficial ownership” with respect to any security, shall mean possession, indirectly or directly, through ownership, contract, arrangement, understanding, relationship or otherwise, of the sole or shared power (i) to vote, or direct the voting of, such security or (ii) to dispose, or direct the disposition of, such security, and the correlative terms “beneficially owns”, “beneficially own” and “beneficially owned” shall be construed accordingly.

“Board” shall have the meaning ascribed to it in Section 3.2(b).

“Budget Vote” shall have the meaning ascribed to it in Section 8.2(b).

“Business” shall have the meaning ascribed to it in Section 3.1.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in (i) Warsaw, Poland, (ii) Moscow, Russia or (iii) Nicosia, Cyprus are authorized or obligated by law to be closed; provided, however, that for purposes of counting Business Days elapsed in this Agreement, only Russian Business Days shall be taken into account, but provided further, that any performance or payment that is required to be made on a Business Day after the lapse of a certain number of days shall be made on the next day that is Business Day taking into account all of the foregoing jurisdictions.

“Business Plan” shall mean that business plan for the Group that has been agreed between Mark Kaoufman and CEDC as of the date hereof.

“Call Closing” shall have the meaning ascribed to it in Section 6.2(e).

“Call Notice” shall have the meaning ascribed to it in Section 6.2(d).

“Call Option” shall have the meaning ascribed to it in Section 6.2(a).

“Call Shares” shall have the meaning ascribed to it in Section 6.2(a).

“Chairman” shall have the meaning ascribed to it in Section 3.4.

“Class A Shares” shall have the meaning ascribed to it in the Share Purchase Agreement.

“Class B Shares” shall have the meaning ascribed to it in the Share Purchase Agreement.

“Cause” shall mean the removal of a Director or the CEO or the Financial Controller because of such person’s (i) willful and continued failure to perform his or her duties as a director or officer of the Company, (ii) willful misconduct, fraud or gross negligence that results in a material financial injury to the Company or that could expose the Company or the Group to civil or criminal penalties or fines, or (iii) conviction of any crime or felony.

“CEDC” shall mean Central European Distribution Corporation, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose principal office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, U.S.A. and the ultimate parent undertaking of Purchaser Shareholder.

“CEDC Directors” shall have the meaning ascribed to it in Section 3.3(a)(i).

“CEDC Permitted Pledge” shall mean a pledge by Purchaser Shareholder or CEDC or any of its Affiliates of any or all the Shares held by Purchaser Shareholder (or any Affiliate Transferee thereof) in favor of a financing party; provided (A) that the pledge does not trigger any call option or termination right in favor of Moët Hennessy International under the Joint Venture Agreement and (B) that the terms of any such pledge shall provide that in the event of an enforcement of such pledge, (i) CEDC or one of its Affiliates would be entitled, but not obligated, to acquire such pledged Shares; and (ii) to the extent that neither CEDC nor any of its Affiliates acquires all such pledged Shares, Mark Kaoufman or any of his Affiliates would be entitled, but not obligated, to acquire such pledged Shares, at a price per Share not to exceed the price at which the Call Option would be exercised for the Seller Shareholder’s Shares, if it were exercised at the time of the enforcement of the pledge, and (iii) to the extent that any of such pledged Shares are not acquired pursuant to either (i) or (ii) above, as a condition precedent to the vesting of title in any such pledged Shares, the acquirer thereof shall adhere to the Agreement pursuant to Section 5.1(b).

“CEO” shall have the meaning ascribed to it in Section 4.2(a).

“Closing” and “Closing Date” shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company and “Company Subsidiary” means any one of them; provided that for the avoidance of doubt, the Joint Venture shall not be deemed to be a Company Subsidiary.

“Confidential Information” shall have the meaning ascribed to it in Section 9.1(b).

“Directors” shall have the meaning ascribed to it in Section 3.3(a)(ii).

“Dispute” shall have the meaning ascribed to it in Section 12.3.

“EBIT” shall mean earnings before interest and tax.

“Exercise Price” shall have the meaning ascribed to it in Section 6.1(c).

“Exit Options” shall mean (i) the Put Option and (ii) the Call Option and “Exit Option” shall mean either one of them.

“Financial Controller” shall have the meaning ascribed to it in Section 4.3(a).

“First Notice” shall have the meaning ascribed to it in Section 6.4(b).

“Governance Deadlock” shall have the meaning ascribed to it in Section 3.8.

“Governmental Authority” shall mean any national, local, or international government, regulatory agency, court, tribunal, commission or other governmental regulatory or self-regulatory entity.

“Group” shall mean the Company and the Company Subsidiaries and the expressions “members of the Group” and “Group Company” shall be construed accordingly to mean any of the Company or the Company Subsidiaries.

“Group Confidential Information” shall have the meaning ascribed to it in Section 9.1(b).

“Investment” shall have the meaning ascribed to it in the Recitals.

“Joint Venture” shall mean MHWH Ltd., a private limited liability company by shares, incorporated in Cyprus, and its Subsidiaries.

“Joint Venture Agreement” shall mean that Shareholder and Operating Agreement, dated as of February 6, 2006, by and between Moët Hennessy International and Whitehall, as amended, waived or otherwise modified, relating to their participation in the Joint Venture.

“Key Decision” shall have the meaning ascribed to it in Section 3.5.

“Management Agreement” have the meaning ascribed to it in Section 4.1(c).

“Management Fee” shall have the meaning ascribed to it in Section 4.1(b).

“MK Directors” shall have the meaning ascribed to it in Section 3.3(a)(ii).

“MK Permitted Pledge” shall mean a pledge by Seller Shareholder or Mark Kaoufman or any of his Affiliates of any or all the Shares held by Seller Shareholder (or any Affiliate Transferee thereof) in favor of a financing party; provided (A) that the pledge does not trigger any call option or termination right in favor of Moët Hennessy International under the Joint Venture Agreement and (B) that the terms of any such pledge shall provide that in the event of an enforcement of such pledge, (i) Mark Kaoufman or any of his Affiliates would be entitled, but not obligated, to acquire such pledged Shares; and (ii) to the extent that neither Mark Kaoufman nor any of his Affiliates acquires all of such pledged Shares, CEDC or any of its Affiliates would be entitled, but not obligated, to acquire such pledged Shares at a price not to exceed the price at which the Call Option would be exercised, if it were exercised at the time of the enforcement of the Pledge, and (iii) to the extent that any of such pledged Shares are not acquired pursuant to either (i) or (ii) above, as a condition precedent to the vesting of title in any such pledged Shares, the acquirer thereof shall adhere to the Agreement pursuant to Section 5.1(b).

“New Management Co” shall have the meaning ascribed to it in Section 4.1(a).

“Notice” shall have the meaning ascribed to it in Section 12.1(a).

“Offer” shall have the meaning ascribed to it in Section 6.4(c).

“Offer Notice” shall have the meaning ascribed to it in Section 6.4(c).

“Other Party Confidential Information” shall have the meaning ascribed to it in Section 9.1(a).

“Party” shall have the meaning ascribed to it in the Preamble.

“Permitted Transfer” shall mean any Transfer permitted pursuant to this Agreement.

“Permitted Transferee” shall mean any transferee pursuant to a Permitted Transfer.

“Proportionate Share” shall have the meaning ascribed to it in Section 11.5(b).

“Purchaser Shareholder” shall mean Purchaser or any Permitted Transferee thereof (or any subsequent Permitted Transferee of such Person) or any successors thereto; in each case for so long as such Person continues to beneficially own any Shares.

“Put Closing” shall have the meaning ascribed to it in Section 6.1(e).

“Put Notice” shall have the meaning ascribed to it in Section 6.1(d).

“Put Option” shall have the meaning ascribed to it in Section 6.1(a).

“Put Shares” shall have the meaning ascribed to it in Section 6.1(a).

“Related Party Transaction” shall mean any transaction, agreement or arrangement with the Company in which any Shareholder or any of its Affiliates has a direct or indirect material or pecuniary interest.

“Representative” shall mean, with respect to any Person, its officers, directors, managers, employees, agents or other representatives (including any investment banker, attorney or accountant retained by such Person).

“Requirements of Law” shall mean, with respect to any Person, any national, federal, local or supranational law, ordinance, judgment, order, decree, injunction, permit, statute, treaty, rule or regulation or determination of (or an agreement with) an arbitrator, in each case binding on that Person or any amount of its property or assets.

“Rules” shall have the meaning ascribed to it in Section 12.3(b).

“Securities Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Seller Shareholder” shall mean Seller or any Permitted Transferee thereof (or any subsequent Permitted Transferee of such Person); in each case for so long as such Person continues to beneficially own any Shares, provided that, and insofar as such Person continues to be at all times under the effective control of Mark Kaoufman unless otherwise agreed in writing by CEDC.

“Shareholder” shall mean any of (i) the Purchaser Shareholder and (ii) the Seller Shareholder.

“Shares” shall mean the Class A Shares and the Class B Shares and “Share” shall mean any Class A Share or Class B Share.

“Share Purchase Agreement” shall have the meaning ascribed to it in the Recitals.

“Subsidiary” shall mean, with respect to any person (other than a natural person), any other person (other than a natural person) in which such person has ownership or control, direct or indirect, of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of a person or more than fifty percent (50%) of the partnership or other ownership interest therein (other than as a limited partner of such person).

“Territory” shall have the meaning ascribed to it in Section 3.1.

“Third Party” with respect to any Shareholder shall mean any Person that is not a Party to this Agreement nor an Affiliate of such Shareholder.

“Transaction Documents” shall have the meaning ascribed thereto in the Share Purchase Agreement.

“Transfer” shall mean, with respect to any Shares, (i) when used as a verb, to sell, hypothecate, give, bequeath, transfer, exchange, assign, pledge or in any other way whatsoever encumber or dispose of such Shares or any participation or interest therein, whether directly or indirectly (including by way of the Transfer of such Shares to any Subsidiary of any Person that is subsequently Transferred in whole or in part to any other Person), or to enter into any contract, option, or other arrangement, commitment or understanding to do any of the foregoing actions, and (ii) when used as a noun, any indirect or direct sale, hypothecation, gift, bequest, transfer, exchange, assignment, pledge or any other encumbrance or disposal whatsoever of such Shares or any participation or interest therein or any contract, option, or other arrangement, commitment or understanding to effect any of the foregoing.

“Transferee” shall have the meaning ascribed to it in Section 5.1(a).

“US GAAP” shall mean generally accepted accounting principles in the United States.

“Vodka Interests” shall have the meaning ascribed to it in Section 6.4(b).

“WH Import” shall mean WH Import Company, a company incorporated under the laws of Russia, whose registered office is located at 2/38, bld. 3, ulitsa Pyatnitskaya, Moscow 113035, Russia, registered on October 10, 2001 with the Moscow Registration Chamber under number 001.408.707.

“Whitehall” shall mean WHL Holdings Limited, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3 Street, P.C. 3030 Limassol, Cyprus and which is a wholly-owned Subsidiary of the Company.

ARTICLE II

CONSTRUCTION

Section 2.1 Construction. For the purposes of this Agreement: (i) any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, e-mail); (ii) references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established; (iii) references to a “Person” include any natural person, company, partnership, joint venture, firm, association, trust, proprietorship, other business organization, union, and any Governmental Authority, whether incorporated or unincorporated and shall include a reference to that Person’s legal representative or successors; (iv) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (v) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (vi) the word “including” and words of similar import when used in this Agreement means “including without limitation” unless the context otherwise requires or unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) “commercially reasonable efforts” shall not require waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (ix) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (x) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate regulation or rule made under the relevant statute or statutory provision, except to the extent that any amendment, consolidation or replacement would increase or extend the liability of Seller under this Agreement; and (xi) references to any New York legal term for any statute, action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than New York, be deemed to include what most nearly approximates in that jurisdiction to the New York legal term.

Section 2.2 Absence of Presumption. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits and Schedules) or any amendments hereto.

Section 2.3 Headings; Definitions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE III

GOVERNANCE AND MANAGEMENT OF THE COMPANY

Section 3.1 General Principles and Purpose. The Parties covenant and agree that from and after the Closing, the Company and the Group shall be run with the objective of maximizing the profitability and value of the Company and the Group to the Shareholders. The purpose of the Company is to hold, indirectly, through its Subsidiaries, the assets of the Group and to hold, indirectly, its interest in the Joint Venture, and, indirectly, through its Subsidiaries and the Joint Venture, to conduct the business of the production, importation, distribution, marketing, promotion, and sale of alcoholic beverages in the Russian Federation (the “Territory”) and matters incidental to or in support of such activities (collectively, the “Business”); provided that with respect to the Joint Venture, the Parties acknowledge and agree that the conduct of the Business is subject at all times to the terms and conditions of the Joint Venture Agreement.

Section 3.2 Effective Management Control.

(a) The Company and the Group shall be under the sole effective management control of Mark Kaoufman or one of his wholly-owned Affiliates, acting in the capacity of CEO pursuant to Section 4.2 hereof; provided that if Mark Kaoufman proposes to vest management of the Company in any Affiliate other than New Management Co, the designation of such Affiliate shall constitute a Key Decision.

(b) Mark Kaoufman (or such designated Affiliate) shall be responsible for the management and operation of the Group’s Business, including the holding of the Company’s interest in the Joint Venture, consistent with the objectives stated in Section 3.1, the terms of this Agreement, and, in the case of the Joint Venture, the Joint Venture Agreement, and the implementation of the Business Plan, all subject to the overall direction and supervision of the Company by a Board of Directors (the “Board”).

Section 3.3 The Board of Directors. The Shareholders shall take, or cause to be taken, all necessary action as may be required under and permitted by applicable Requirements of Law (including, voting all Shares or executing proxies or written consents, causing the Company to call a meeting of Shareholders, and, to the extent permitted by applicable Requirements of Law, directing the Directors designated by them to act) to cause the Board to have, and shall refrain from taking, or causing to be taken, any action that would cause the Board not to have, from and after the Closing, the size, composition and procedures set forth in this Section 3.3.

(a) Size and Composition. The Board shall be composed of six (6) directors, each of whom shall hold office for a renewable one year term and one of whom shall be elected the Chairman, provided:

(i) three (3) directors (two of whom shall be a resident of Cyprus) shall be appointed as designated by the Purchaser Shareholder (such directors, the “CEDC Directors”), provided that William V. Carey, or his successor as Chief Executive Officer of CEDC shall be among the CEDC Directors; and

(ii) three (3) directors (two of whom shall be a resident of Cyprus) shall be appointed as designated by the Seller Shareholder (such directors, the “MK Directors” and collectively with the CEDC Directors, the “Directors”) provided that Mark Kaoufman shall be among the MK Directors.

(b) Removal. Each Shareholder agrees that, if at any time it is entitled to vote for the removal of any Director, including any Director then serving as the Chairman, it shall not vote any of its Class A Shares in favor of the removal of any Director designated pursuant to Section 3.3(a), unless (i) such removal shall be for Cause or (ii) the Shareholder entitled to designate such Director shall have consented to such removal in writing; provided, however, that the Seller Shareholder shall have the right to cause any MK Director to be removed from the Board at any time and the Purchaser Shareholder shall have the right to cause any CEDC Director to be removed from the Board at any time, in each case with or without Cause and in the applicable Shareholder’s sole discretion.

(c) Vacancies. If a vacancy on the Board occurs at any time as a result of the death, disability, resignation, retirement, or removal of any Director, the Shareholder that designated the Director whose death, disability, resignation, retirement or removal caused the vacancy shall have the right to designate a replacement Director for appointment or election and the vacancy shall be filled within twenty (20) Business Days of its occurrence. At any time there is a vacancy, the Board shall not conduct any further business until a replacement Director has been appointed or elected to the Board in accordance with this Section; provided, however, that the foregoing restriction shall not apply, and the Board may continue to conduct business, in the event that a vacancy has continued for longer than twenty (20) Business Days after the event giving rise to such vacancy.

(d) Board Meetings. Subject to applicable Requirements of Law, the Board shall meet as often as required by the operations and affairs of the Company and no less than once per calendar quarter. Board meetings shall be convened by the Chairman, either acting in its sole initiative or upon the request of any Shareholder, by notice to each Director (either by mail, facsimile or other electronic transmission) to be received not later than forty-eight (48) hours before the meeting, stating the date, time and place of such meeting and the agenda of business to be conducted thereat. A Board meeting may be held without the foregoing notice thereof, if all Directors are present and unanimously agree to hold a meeting and to waive the notice requirement. Subject to applicable Requirements of Law, all Board meetings shall take place at a location mutually convenient to the Board as the Board may from time to time agree. All Board meetings shall be conducted in English.

(e) Quorum. At all meetings of the Board, the presence of at least four (4) Directors shall constitute a quorum for the transaction of business, provided that at least one MK Director and at least one CEDC Director shall be present. To the extent permitted by applicable Requirements of Law, a Director may participate in any meeting of the Board by means of an audio or video conference or other communications equipment that allows all Directors participating in such meeting to hear each other; participation in any such meeting by such means shall constitute presence in person for all purposes (including the satisfaction of any quorum requirement) of this Agreement. Notwithstanding the foregoing, if such quorum is not present at any duly-convened meeting of the Board, the Directors present thereat may adjourn such meeting until another time not earlier than five (5) Business Days nor later than ten (10) Business Days thereafter. At any such adjourned meeting no quorum requirement shall apply, provided that (i) no business shall be conducted thereat that was not included in the agenda for the meeting that was adjourned and (ii) in no event shall any action be taken at such adjourned meeting with respect to any matter set forth in Section 3.5 unless at least one MK Director and one CEDC Director are present thereat, except if (without reasonable cause) no such MK Director or CEDC Director, as the case may be, has been present at three consecutive, duly convened meetings of the Board (including adjournments thereof).

(f) Action by the Board. Except as provided in Section 3.5, all actions of the Board shall require the affirmative vote of at least a majority of the Directors present at a duly-convened meeting of the Board held in accordance with Section 3.3(d) and Section 3.3(e), provided that in the event of a deadlocked vote, other than with respect to matters required to be approved pursuant to Section 3.5, the Chairman shall have the casting vote.

(g) Action by Written Consent. A written resolution signed by each of the Directors comprising the entire Board (which may be signed in facsimile and in multiple counterparts) shall be as valid and effective as if it had been adopted at a duly convened meeting of the Board.

Section 3.4 Chairman. The Chairman of the Board (the “Chairman”) shall be elected from among the Directors on an annual basis, provided that the Chairman shall alternate each year between a CEDC Director and an MK Director. The first Chairman shall be a CEDC Director. In the event of a deadlocked vote, other than with respect to matters required to be approved pursuant to Section 3.5, the Chairman shall have a casting vote.

Section 3.5 Key Decisions. From and after the Closing Date, (A) the Company shall take no action (including any action by the Board or by any officer of the Company) and (B) the Shareholders shall take no action in their capacity as Shareholders (including voting any of their Shares) with respect to any of the following matters (and, to the full extent within the power of the Company, the Company shall cause the Subsidiaries of the Company not to take any action with respect to any of the following matters), (x) without such first action being submitted to a duly-convened meeting of the Board held in accordance with Section 3.3 and (y) if at any such meeting any of the Directors votes against such action (each of the following matters a “Key Decision”):

(a) the adoption of any business plan other than the Business Plan, or any material departures from or amendment or revision to, the Business Plan;

(b) subject to the provisions of Section 8.2, the approval and adoption of any Annual Budget for a given financial year, if the proposed Annual Budget does not provide for a targeted EBIT at least equal to the EBIT set forth in the Business Plan for the applicable financial year;

(c) any merger, statutory share exchange, consolidation, spin-off or similar corporate transaction, or sale of all or substantially all of its assets, other than any transaction involving only the Company and/or its wholly-owned Subsidiaries and no other Person;

(d) the issuance of any debt or equity securities;

(e) other than transactions involving only the Company and/or its wholly-owned Subsidiaries: (i) the incurrence of any indebtedness for borrowed money if, as a result, the consolidated indebtedness of the Group would exceed (x) €10 million in any of the first three quarters of any calendar year or (y) €15 million in the fourth quarter of any calendar year; provided that the foregoing levels of indebtedness shall be increased proportionately with the growth in the revenue of the Business relative to FY 2007, (ii) the grant of any loan or credit to any other person (other than trade credit on customary terms in the ordinary course of business), and (iii) the grant of any guarantee or other surety with respect to the debt obligations or other liabilities of any person; except for any guarantee or other surety granted in connection with the obtaining of banderols by WH Import or any other import company;

(f) the sale or other disposition, or purchase, directly or indirectly, of any assets in excess of €500,000 in the aggregate in any financial year, other than the purchase and sale of inventory held for sale in the ordinary course of business;

(g) the grant of any lien or other security interest of any kind on any material assets used in the conduct of the Business, other than liens arising in the ordinary course of business or under applicable Requirements of Law or in connection with the obtaining of banderols by WH Import or any other import company;

(h) the acquisition of the stock of or other investment in the equity interests of any other Person, or the organization of any new, or the dissolution and winding up of any existing, Subsidiary or the entry into any form of joint venture or partnership with any Person;

(i) the entry into, termination (other than in accordance with its terms) of, any material amendment or revision to, or the granting of any material waiver under, any of the following contracts, provided that neither the renewal, extension or replacement of any such existing contract on substantially similar terms nor the granting of any waiver under any such existing contract in the ordinary course of business consistent with past practice shall constitute a Key Decision:

(i) any distribution agreement;

(ii) any contract (including any real estate or financial lease commitment) requiring payments in excess of €250,000 in any financial year;

(iii) any Related Party Transaction (including for the avoidance of doubt the Management Agreement); or

(iv) any agreement providing for any form of employee compensation, which, individually or in the aggregate, would result in employee compensation in excess of the amount agreed in the most recent approved Annual Budget, except for any such increase in compensation that is required under applicable Requirements of Law or pursuant to the terms of any contract as in effect on the date hereof;

(j) the removal of the existing, and the appointment of new, auditors of the Company or any Company Subsidiary;

(k) any material change in any method of accounting or accounting practice or policy, other than such changes that are required by RAS or IFRS, as the case may be, or by applicable Requirements of Law;

(l) the making or the revocation of any material tax election;

(m) the initiation (other than routine debt collection) of any suit, claim, action or proceeding or the settlement of any of the same for an amount in excess of €250,000, or which contains injunctive, equitable or other provisions that would be reasonably likely to adversely affect the ongoing conduct of the Business in any material respect;

(n) any amendment to the Joint Venture Agreement as well as any decision extending or otherwise terminating the Joint Venture; provided, however, that any decision to extend the term of the Joint Venture Agreement shall be subject to the unanimous approval of the Shareholders (voting in their sole discretion);

(o) any material amendment to the memorandum of association or the articles of association of the Company (or any Subsidiary thereof or the Joint Venture (or the analogous foundational or organizational documents)), including any increase or decrease in the share capital of the Company or the authorization of any new class or series of share capital;

(p) subject to Section 11.4, any appropriations of retained profits and any distributions made by the Company; or

(q) any voluntary winding up, dissolution or liquidation or reduction in the share capital of the Company or any arrangement having the same economic effect as the foregoing.

Section 3.6 Foundational Documents. To the fullest extent not prohibited by applicable Requirements of Law, the Shareholders and the Company shall take, or cause to be taken, all necessary action as may be required (including, voting all Shares or executing proxies or written consents, causing the Company to call a meeting of Shareholders, and, to the extent permitted by applicable Requirements of Law, directing the Directors designated by them to act) to cause the memorandum of association and articles of association of the Company to be amended, as necessary, so that they do not at any time conflict with any provision of this Agreement and they permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. As between Shareholders and their Affiliates, in the event of any conflict between this Agreement and memorandum of association and articles of association of the Company, this Agreement shall control. Notwithstanding any other provision in this Agreement, nothing in the Agreement shall constitute an unlawful restriction or fetter of the Company’s statutory powers, and if any provision of this Agreement is found to constitute such restriction or fetter or is otherwise unlawful and/or unenforceable against the Company, such term shall, as against the Company only, be severed from the rest of the Agreement and treated as void.

Section 3.7 No Conflicting Agreements. No Shareholder shall grant any proxy or enter into or agree to be bound by any stockholder agreement or like arrangements of any kind (including any arrangement or agreement with respect to the acquisition, disposition or voting of any Shares) with any Person (including another Shareholder) that is inconsistent with any of the provisions of this Agreement; provided that nothing herein is intended to supersede or derogate from the terms and conditions of the Joint Venture Agreement.

Section 3.8 Deadlock. In the event that the MK Directors and the CEDC Directors cannot agree on any matter set forth in Section 3.5 and the dispute is material to the Business or the assets, results of operations or financial condition or prospects of the Group on a consolidated basis (a “Governance Deadlock”), the Seller Shareholder agrees that it shall refer the matter to Mark Kaoufman, and the Purchaser Shareholder agrees that it shall refer the matter to William V. Carey, or his successor as the chief executive officer of CEDC, each of whom shall negotiate in good faith to resolve the Governance Deadlock.

ARTICLE IV

CHIEF EXECUTIVE AND CHIEF FINANCIAL OFFICERS

Section 4.1 New Management Company.

(a) As promptly as practicable after the Closing, Mark Kaoufman shall cause a new management company to be organized in Russia for the purposes of providing management services to the Company and the Group (“New Management Co”). At all times, New Management Co shall be under the sole effective management control of Mark Kaoufman.

(b) New Management Co shall be compensated for its services by an annual fee (“Management Fee”) in the amount set forth in the Business Plan for each applicable year, provided that in any year the aggregate overhead expenses for the Group on a consolidated basis shall not exceed the targets for such expenses set forth for the applicable year in the Business Plan (except that in the event that the overall revenue of the Business exceeds the amount set forth in the Business Plan for any applicable year, Mark Kaoufman and CEDC shall negotiate in good faith to determine whether the aggregate target overhead expenses for the Group should be increased).

(c) No later than June 1, 2008, OOO Whitehall-Center and New Management Co shall enter into a management agreement, which shall comply in all respects with the requirements of the Russian tax authorities, shall incorporate the key terms and conditions set forth in the term sheet attached hereto as Exhibit A, and shall otherwise be based on the form of agreement previously provided by Whitehall to CEDC (the “Management Agreement”). In all matters related to any Management Agreement, the Company shall be represented by one or more of the CEDC Directors, and the terms and conditions of such agreement shall constitute a Key Decision pursuant to Section 3.5(i)(iii).

Section 4.2 Chief Executive Officer.

(a) The Chief Executive Officer of the Group (the “CEO”) shall be New Management Co or Mark Kaoufman.

(b) If Mark Kaoufman, for any reason whatsoever, ceases or becomes unable to hold (directly or through New Management Co) the position of CEO, the Chief Executive Officer of CEDC, or a senior executive of CEDC designated by the Chief Executive Officer of CEDC, or an Affiliate of CEDC designated by the Chief Executive Officer of CEDC shall be appointed the CEO.

(c) Subject to the applicable Requirements of Law, and the powers reserved to the Board in the articles of association of the Company (and the like foundational documents of its Subsidiaries), and the terms of this Agreement, the CEO shall be responsible for the day-to-day management of the Group in accordance with the decisions of the Board. In general, the CEO shall at all times act in accordance with the highest standard of professional care and, in particular, shall use its best endeavors to deliver the Business Plan and the Annual Budgets.

(d) Except in the event of the death or disability of Mark Kaoufman, the CEO shall not be removed except following a non-appealable decision entered by a Russian court of competent jurisdiction, it being understood that any Director shall have the right, at any time, to ask for such removal for any reason whatsoever, including but not limited to any reasons referred to in the definition of “Cause” hereabove.

Section 4.3 Financial Controller.

(a) Purchaser Shareholder shall be entitled to propose to the Board the candidate for appointment as the Financial Controller of the Group (the “Financial Controller”) (including, for the avoidance of doubt, any candidate to fill any subsequent vacancy in such office, however arising); provided that the appointment of the Financial Controller shall be subject to the final approval of the CEO, not to be unreasonably withheld, delayed or conditioned.

(b) The duties and responsibilities of the Financial Controller shall be those customarily performed by such an officer, it being understood that the CEO shall have direct responsibility for communications with the Russian authorities with respect to accounting and taxation matters and relationships with Russian banks, the Financial Controller being nevertheless kept fully informed by the CEO on all these matters.

(c) The CEO shall ensure that the Financial Controller has full and unrestricted access to all financial, tax and accounting records of the Company and the Group, and to the extent permitted by the Joint Venture Agreement, all such records of the Joint Venture, all on a permanent basis.

(d) The Financial Controller shall report to the CEO; provided that, to the extent permitted by applicable Requirements of Law, for purposes of ensuring CEDC’s compliance with its reporting obligations under applicable Requirements of Law, including, without limitation, the requirements of the Securities Exchange Act, CEDC may communicate directly with, and request information directly from, the Financial Controller; provided, further, that the CEO is copied on all such written communication (or furnished with a full, fair and accurate summary of any oral communications) and any responses thereto. The Parties agree that the Financial Controller, and not the CEO or the New Management Co, shall be responsible for ensuring that information is timely reported according to CEDC’s reporting standards, but this shall not relieve the CEO or New Management Co from preparing and maintaining accounting records for the Company and the Group, or from providing the Financial Controller full access to such records.

(e) Except as otherwise agreed by the CEO and the Purchaser Shareholder, and subject to Requirements of Law, the employment of the Financial Controller may only be terminated for Cause.

ARTICLE V

RESTRICTIONS ON TRANSFER

Section 5.1 General Restrictions on Transfer.

(a) Each Shareholder agrees that such Shareholder shall not Transfer any Shares now or at any time hereafter owned by such Shareholder (or any interest therein) to any Person (each, a “Transferee”), except as expressly permitted by and in accordance with the terms and conditions of this Agreement.

(b) Except as expressly agreed between the Shareholders in writing, no Transfer of any Shares by any Shareholder shall be permitted unless the Transferee shall have executed and delivered to each Party other than the transferring Shareholder, as a condition precedent to such Transfer, an agreement in writing to be bound by the terms of this Agreement.

(c) Notwithstanding any other provision of this Agreement, no Transfer of any Shares to any Transferee shall be permitted unless such Transfer complies with all applicable Requirements of Law, including the securities laws of any applicable jurisdiction.

(d) Except as expressly permitted under Section 5.2, in no event shall any Shareholder at any time Transfer to any non-affiliated Third Party less than all the Shares beneficially owned by it and its Affiliates.

(e) Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void ab initio and of no effect and the Company shall not, and shall cause its transfer agent, if any, not to, record any such purported Transfer upon the stock register of the Company.

Section 5.2 Affiliate Transfers. Subject to Section 5.1, any Shareholder shall have the right at any time to Transfer any or all of the Shares that it holds to any of its Affiliated Transferees; provided that the other Shareholder shall have consented to such Transfer (which consent shall not be withheld or delayed except if such other Shareholder reasonably concludes that such Transfer would be materially detrimental to its interests); provided, further, such Transfer shall be subject to the condition that in the event that, at any time after such Transfer, either the Shareholder effecting such Transfer or its Affiliated Transferee wishes to take or to permit any action that could result in such Affiliated Transferee ceasing to be an Affiliated Transferee of such transferring Shareholder, then, prior to taking or permitting such action, the transferring Shareholder or the Affiliated Transferee, shall cause the Transfer of any Shares that the Affiliated Transferee continues to hold at such time to the transferring Shareholder or to another Affiliated Transferee of such transferring Shareholder; provided, further, that no Affiliated Transferee that takes Shares pursuant to this Section 5.2 shall have the right to Transfer those Shares in any manner whatsoever other than in a further Transfer pursuant to this Section 5.2 or pursuant to a Transfer initiated by the Seller Shareholder or the Purchaser Shareholder pursuant to an Exit Option.

Section 5.3 No Other Transfers. Other than pursuant to Section 5.2, except with the prior written consent of the other Shareholder, which may be withheld in its absolute discretion, neither Shareholder shall be permitted to Transfer any Shares to any Third Party.

Section 5.4 Permitted Pledges. Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit (a) the Seller Shareholder, Mark Kaoufman or any of his Affiliates from entering into an MK Permitted Pledge or (b) the Purchaser Shareholder, CEDC or any of its Affiliates form entering into a CEDC Permitted Pledge.

ARTICLE VI

EXIT OPTIONS

Section 6.1 Put Option.

(a) The Purchaser Shareholder hereby irrevocably grants to the Seller Shareholder (and any Permitted Transferee thereof that acquires Shares pursuant to and in compliance with Article V) the right, but not the obligation (the “Put Option”), subject to the terms and conditions set forth in this Section 6.1, to sell to Purchaser Shareholder (or its successor or Permitted Transferee) and to require Purchaser Shareholder (or its successor or Permitted Transferee) to purchase, all (but not less than all) of the Shares beneficially owned by Seller Shareholder and/or its Affiliates and Permitted Transferees (the “Put Shares”).

(b) The Put Option may be exercised at any time; provided that if at such time the Joint Venture Agreement remains in full force and effect, the Put Option shall not be exercised by Seller Shareholder unless Moët Hennessy International shall have given its prior written consent to such exercise and shall have irrevocably waived any call option or termination rights arising under the Joint Venture Agreement or any right of first refusal over the Put Shares.

(c) The price at which the Put Option shall be exercised and the Purchaser Shareholder shall be obligated to purchase the Put Shares (the “Exercise Price”) shall be calculated in the manner set forth on Schedule 1.

(d) The Put Option shall be exercised, if at all, by the delivery by Seller Shareholder of a written notice (the “Put Notice”) to Purchaser Shareholder, provided that if the Put Option is being exercised at any time the Joint Venture Agreement remains in full force and effect, the Seller Shareholder shall attach evidence in a form reasonably satisfactory to Purchaser Shareholder that Moët Hennessy International has waived its call option, termination rights and rights of first refusal under the Joint Venture Agreement.

(e) The closing of the sale and purchase of the Put Shares (the “Put Closing”) shall be subject to the receipt by Purchaser Shareholder of any material regulatory approvals from any Governmental Authority of competent jurisdiction, including, without limitation, the Russian Federal Antimonopoly Service.

(f) The Put Closing shall take place as soon as practicable after the delivery of the Put Notice, but in any event no earlier than December 31 of the year in which the Put Option is exercised and the Put Notice delivered.

(g) At the Put Closing:

(i) the Purchaser Shareholder shall pay, or cause to be paid, to Seller Shareholder by wire transfer of immediately available funds an amount in U.S. dollars equal to the Exercise Price; and

(ii) Seller Shareholder shall transfer to Purchaser Shareholder, or its designee, the Put Shares, free and clear of all liens, and shall deliver to Purchaser Shareholder, or its designee, all documentation that Purchaser Shareholder may reasonably request in order to perfect the transfer of such title.

Section 6.2 Call Option.

(a) The Seller Shareholder hereby irrevocably grants to the Purchaser Shareholder (and any Permitted Transferee thereof that acquires Shares pursuant to and in compliance with Article V) the right, but not the obligation (the “Call Option”), subject to the terms and conditions set forth in this Section 6.2, to purchase from Seller Shareholder (or its successor or Permitted Transferee) and to require Seller Shareholder (or its successor or Permitted Transferee) to sell, all (but not less than all) of the Shares beneficially owned by Seller Shareholder and/or its Affiliates and Permitted Transferees (the “Call Shares”).

(b) The Call Option may be exercised at any time; provided that, if at such time the Joint Venture Agreement remains in full force and effect, the Call Option shall not be exercised by Purchaser Shareholder unless (i) Moët Hennessy International shall have given its prior written consent to such exercise and shall have irrevocably waived any call option or termination rights arising under the Joint Venture Agreement or any right of first refusal over the Call Shares and (ii) Mark Kaoufman shall have given his prior written consent to such exercise.

(c) The Exercise Price at which the Call Option shall be exercised and the Seller Shareholder shall be obligated to sell the Call Shares shall be calculated in the manner set forth on Schedule 1.

(d) The Call Option shall be exercised, if at all, by the delivery by Purchaser Shareholder of a written notice (the “Call Notice”) to Seller Shareholder, with a copy to Mark Kaoufman, provided that if the Call Option is being exercised at any time the Joint Venture Agreement remains in full force and effect, the Purchaser Shareholder shall attach evidence in a form reasonably satisfactory to Seller Shareholder that Moët Hennessy International has waived its call option, termination rights and rights of first refusal under the Joint Venture Agreement and that Mark Kaoufman has consented to the exercise of the Call Option.

(e) The closing of the sale and purchase of the Call Shares (the “Call Closing”) shall be subject to the receipt by Purchaser Shareholder of any material regulatory approvals from any Governmental Authority of competent jurisdiction, including, without limitation, the Russian Federal Antimonopoly Service.

(f) The Call Closing shall take place as soon as practicable after the delivery of the Call Notice, but in any event no earlier than December 31 of the year in which the Call Option is exercised and the Call Notice delivered.

(g) At the Call Closing:

(i) the Purchaser Shareholder shall pay, or cause to be paid, to Seller Shareholder by wire transfer of immediately available funds an amount in U.S. dollars equal to the Exercise Price; and

(ii) Seller Shareholder shall transfer to Purchaser Shareholder, or its designee, the Call Shares, free and clear of all liens, and shall deliver to Purchaser Shareholder, or its designee, all documentation that Purchaser Shareholder may reasonably request in order to perfect the transfer of such title.

Section 6.3 Option to Acquire New Management Co.

(a) In the event that Purchaser Shareholder acquires the Put Shares or the Call Shares pursuant to the exercise of an Exit Option, Purchaser Shareholder (or its designated Affiliate) shall have the further option to acquire from Mark Kaoufman the entire share capital of the New Management Co (which transaction must be completed at the same time as the closing of the Exit Option transadtion) for a purchase price equal to its net asset value (determined on the basis of the most recent statutory financial statements), which shall include at no additional cost the right to continue to employ the staff of such management company that are primarily involved in the management of the Group; provided that Mark Kaoufman (or any of his Affiliates that are not members of the Group) will not be prevented from soliciting or employing any member of staff of New Management Co not primarily involved in the management of the Group subject to, and insofar as, Purchaser Shareholder shall not have objected in writing that the relevant staff member is primarily involved in the management of the Group.

(b) In the event that Purchaser Shareholder does not elect to acquire the New Management Co pursuant to this Section 6.3, for a period of 2 years following the exercise of the Exit Option, Purchaser Shareholder shall not, and shall cause its Affiliates (including the members of the Group) not to, solicit or employ any person who is employed by New Management Co at the time of the exercise of the Exit Option (or the six months prior thereto) other than any such person whose employment was terminated by New Management Co (other than for cause).

Section 6.4 Right to Acquire “Kauffman” Brand or “Kauffman” Vodka.

(a) For the avoidance of doubt, at no time, including after the exercise of the Exit Option, shall Purchaser Shareholder or any of its Affiliates (including the members of the Group) have any right to acquire any intellectual property interest in the “Kauffman” brand or related trademarks except with the consent of Mark Kaoufman, in his absolute discretion, or as provided in Section 6.4(b).

(b) Notwithstanding the foregoing, in the event that Seller Shareholder or any of its Affiliates (including Mark Kaoufman or VL Enterprises LLC), desires to dispose of any of its interests in “Kauffman” Vodka (the “Vodka Interests”) to a Third Party, the Seller Shareholder shall, or shall cause its applicable Affiliate (including Mark Kaoufman), first to send to Purchaser Shareholder (or its designated Affiliate) a written notice setting forth its intention to sell the Vodka Interests (the “First Notice”).

(c) Upon receipt of the First Notice, Purchaser Shareholder (or its designated Affiliate) may elect to make an offer to acquire the Vodka Interests by way of a written notice (the “Offer Notice”), setting out the price and conditions at which it would be prepared to acquire the Vodka Interests (the “Offer”), addressed to Seller Shareholder (or its applicable Affiliate) within 30 days following receipt of the First Notice.

(d) If, within 30 days following the Offer Notice, Seller Shareholder (or its applicable Affiliate) notifies Purchaser Shareholder (or its designated Affiliate) that it accepts such Offer, the parties shall negotiate in good faith to conclude definitive terms and conditions for the sale of the Vodka Interests and to close such sale, subject to customary closing conditions (including receipt of any necessary approvals from any Governmental Authority), as soon as practicable after the date of the First Notice.

(e) If Seller Shareholder (or its applicable Affiliate) declines the Offer in writing or fails to respond within 30 days from the date of the Offer Notice, Seller Shareholder (or its applicable Affiliate) shall have the right to dispose of the Vodka Interests to a Third Party, provided that such sale is consummated on terms (including the price) which are, in aggregate, more favorable to Seller Shareholder, or its relevant Affiliate, than those set forth in the Offer Notice; provided, further, that such sale shall be consummated no later than the first anniversary of the date of the Offer Notice. If the sale of the Vodka Interests is not consummated on or before the first anniversary of the Offer Notice, the Seller Shareholder shall be obligated to repeat the procedures set forth in this Section 6.4 and no sale of the Vodka Interests shall be consummated without the sending of a First Notice to the Purchaser Shareholder.

(f) For the avoidance of doubt, nothing in this Section 6.4 shall prevent Seller Shareholder (or any of its Affiliates) from Transferring the Vodka Interests to any of its Affiliates and the right of first offer set forth herein shall not apply to such Transfer, provided only that it shall be a condition of such Transfer that any Transferee of the Vodka Interests shall be obligated to comply with the procedures set forth in this Section 6.4 in the event of any eventual disposition of the Vodka Interests to any Third Party.

ARTICLE VII

NON-COMPETE;

COMPETING INVESTMENT OPPORTUNITIES

Section 7.1 Non-Compete.

(a) During the term of this Agreement, for so long as the Joint Venture Agreement remains in effect, without the prior written consent of Mark Kaoufman, except for agreements in effect as of February 23, 2008, neither Purchaser Shareholder nor any of its Affiliates in which CEDC has a controlling stake shall import, market, promote or distribute in the Territory: (i) any cognacs (or similar brandy), including, without limitation, Martell, Remy Martin, Courvoisier or Otard; (ii) Chivas Regal or Johnnie Walker whiskies; (iii) champagnes (or any other premium sparkling wine) having an import price greater than 60% of the Moët & Chandon champagne FOB price paid by the Joint Venture).

(b) During the term of this Agreement, for so long as the Joint Venture Agreement remains in effect, without the prior written consent of Mark Kaoufman, neither Purchaser Shareholder nor any of its Affiliates will enter into or amend (other than to reduce the scope of the arrangement) any agreement with or provide any services whatsoever (importation, distribution, marketing, promotion, etc) in the Territory to Maxxium and/or Remy Cointreau or any of their related companies.

Section 7.2 Future Opportunities. Mark Kaoufman and CEDC undertake to discuss in good faith any opportunity brought to them, or otherwise available to them, individually or jointly, with a view to contributing to the Group any new brand or distribution contract in the Territory.

Section 7.3 Post-Termination Non-Compete.

(a) From and after the closing of the acquisition of the Call Shares or the Put Shares, as the case may be, pursuant to the valid exercise of an Exit Option, until the second anniversary of the closing of such sale, neither Seller Shareholder nor any of its Affiliates (including, for the avoidance of doubt, Mark Kaoufman and his Affiliates) shall own or conduct any business that produces, imports, markets, promotes or distributes (except at the retail level) in the Territory any wine or spirit that competes with the category of products imported, marketed, promoted or distributed by the Group (including the Joint Venture) at the date of the exercise of the Exit Option; provided that, for the avoidance of doubt, nothing in the foregoing shall prohibit Mark Kaoufman or any of his Affiliates from producing, importing, marketing, promoting, distributing and/or selling any product under the “Kauffman” brand, including, without limitation, Kauffman Vodka and the Kauffman Collection.

(b) Notwithstanding the foregoing, nothing herein shall prevent or limit Mark Kaoufman at any time after the exercise of the Exit Option from providing consulting services (with respect to any part of the value chain) to any Third Party involved in the production, importation, distribution, marketing, promotion or sales of any wines or spirits in the Territory or elsewhere, subject to Mark Kaoufman adhering to the confidentiality restrictions set forth herein.

ARTICLE VIII

ANNUAL BUDGET; INFORMATION AND ACCESS RIGHTS

Section 8.1 Financial and Management Reporting.

(a) The CEO shall cause the Company and the Group on a regular and timely basis to prepare and submit to the Board by November 1 of each calendar year, a proposed annual operating budget for the Group for the next succeeding fiscal year (the “Annual Budget”). The Annual Budget shall include product prices and discounts, analysis of days sales outstanding, cash flow and working capital, detailed overheads, distribution channels and shall be prepared in a form to be agreed between the Parties.

(b) The CEO shall cause monthly management reports to be prepared that shall include statements on the sales, cost items and the cash position of the Group, setting forth in each case in comparative form the corresponding figures for the corresponding period (A) of the preceding fiscal year and (B) in the Annual Budget for such period, all in reasonable detail and accompanied by a succinct narrative discussion of the results of operations compared against the Annual Budget of the Group.

(c) In addition, as promptly as practicable after the Company has Knowledge thereof, the Company shall inform (including by facsimile or other electronic transmission) the Shareholders of the following:

(i) the occurrence of any circumstance or event likely to result in a material adverse change in the results of operations or financial condition or prospects of the Group; and

(ii) the commencement of all actions, suits and proceedings before any Governmental Authority affecting the Group.

(d) In addition, the CEO shall cause to be prepared and delivered to the Shareholders (x) monthly financial information on the Company and its Subsidiaries in form and content agreed between the CEO and the Financial Controller sufficient to allow CEDC to prepare US GAAP consolidated financial statements, (y) quarterly financial statements within 10 days following the term of each calendar quarter and (z) such financial and other management reports as either Shareholder may reasonably request.

Section 8.2 Approval of Annual Budget.

(a) The proposed Annual Budget presented to the Board pursuant to Section 8.1, shall be discussed by the Board, which shall have the opportunity to propose changes. In such a case, the CEO shall submit a revised Annual Budget taking into account the proposals and discussions of the Board.

(b) The Board, shall take a final vote on the proposed Annual Budget (as it may have been revised by the CEO) no later than December 1st of each year (the “Budget Vote”).

(c) In the event that the proposed Annual Budget (in the form presented at the time of the Budget Vote) provides for EBIT at least equal to the target EBIT set forth in the Business Plan for the relevant financial year, no MK Director and no CEDC Director shall have the right to vote against the approval of such proposed Annual Budget in the Budget

Vote (except to the extent that such director determines in good faith, after consulting with outside counsel, that not voting against the approval would conflict with such director’s fiduciary obligations imposed by applicable Requirements of Law) and, for the avoidance of doubt, the approval of such an Annual Budget shall not constitute a Key Decision.

(d) In the event that the proposed Annual Budget for a given financial year (in the form presented at the time of the Budget Vote) does not provide for EBIT at least equal to the target EBIT set forth in the Business Plan for the relevant financial year, the approval of such Annual Budget shall constitute a Key Decision requiring unanimous approval of all Directors pursuant to Section 3.5(c); for the avoidance of doubt, in such case, each Director shall have the right to vote against such proposed Annual Budget in the Budget Vote.

(e) In the event that the Board has not accepted and approved the Annual Budget for any financial year on or before December 1st of the preceding financial year, (i) such failure to approve and accept the Annual Budget shall constitute a Governance Deadlock subject to the provisions of Section 3.8, and (ii) pending resolution of such Governance Deadlock, the Annual Budget to be applied for such financial year shall be the Annual Budget for the previous financial year, adjusted for inflation in accordance with the CPI.

Section 8.3 Access. The Company shall permit each Shareholder and their respective authorized Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the premises, employees and books and records of the Company for purposes consistent with this Agreement, including the purposes of auditing and verification.

ARTICLE IX

CONFIDENTIALITY

Section 9.1 Confidential Information.

(a) Except as otherwise provided by this Agreement, each Party agrees that all information relating to any other Party or its Affiliates obtained by such Party (whether before or after the date hereof) in connection with this Agreement, or in the course of negotiations or investigations leading up to the execution of this Agreement (all such information “Other Party Confidential Information”), shall be kept confidential by such Party.

(b) Except as otherwise provided by this Agreement, each Party agrees that all information relating to the Group or its Business obtained by such Party (whether before or after the date hereof) (all such information “Group Confidential Information”, and together with Other Party Confidential Information, “Confidential Information”), shall be kept confidential by such Party.

(c) In addition, each Party agrees (i) to use such Confidential Information solely for the purposes contemplated by this Agreement, or as necessary to carry out the transactions contemplated hereby, and not to use it for any other purpose; (ii) not to disclose to any Person such Confidential Information, except that any Party may disclose such Confidential Information to its Representatives who need to know such Confidential Information for purposes contemplated by this Agreement or as necessary to carry out the obligations of such Party hereunder, (iii) not to disclose to any Person that such Confidential Information has been made available to it and (iv) not to disclose to any Person the existence of this Agreement or any of the terms, conditions, or other facts with respect to this Agreement, without the prior written consent of the other Parties. Each Party will inform its Representatives of the confidential nature of the Confidential Information and each Party agrees to be responsible for any breach of this Section 9.1 by its respective Representatives (and for such purposes, Mark Kaoufman and New Management Co shall be considered Representatives of Seller Shareholder).

(d) Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, (x) the term “Other Party Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Party relying on this exception or any of its Representative); (ii) was available to any Party on a non-confidential basis from a source other than any other Party or its Affiliates or any Representative of the foregoing (acting in its capacity as Representative), provided that such source was not known by the Party relying on this exception to be in breach of any obligation of confidentiality to any other Party; or (iii) has been independently acquired or developed by any Party without the use of, and is not derived from, any Other Party Confidential Information and (y) the term “Group Confidential Information” shall not include any information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Party relying on this exception or any of its Representatives).

Section 9.2 Required Disclosure.

(a) Notwithstanding Section 9.1, if any Party or any of its Affiliates or any of their respective Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, to the extent allowed by Requirements of Law such Party or Affiliate shall provide the relevant other Party with prompt prior written notice of such requirement (but in any event within 24 hours) to enable the relevant other Party to seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 9.2. In the event that such protective order or other remedy is not obtained, or that the relevant other Party waives compliance with the provisions hereof, the Party subject to the legal compulsion agrees to, and to cause their Affiliates and Representatives to, furnish only that portion of the Other Party Confidential Information which such compelled Party is advised by counsel is legally required and to exercise its best efforts to obtain assurance that confidential treatment will be accorded such Other Party Confidential Information.

(b) Notwithstanding clause (iv) of Section 9.1(c), any Party may disclose the existence and the terms and conditions of this Agreement, to the extent that such disclosure, on the advice of counsel, is required under applicable Requirements of Law; provided that such Party provide all other Parties with prior written notice of, and (if reasonably practicable) Purchaser and Mark Kaoufman will consult with each other on the form and content of such disclosure; it being agreed and understood that CEDC shall report the entry into this Agreement in a Current Report filed on Form 8-K with the SEC and this Agreement shall be filed as an exhibit thereto.

ARTICLE X

TERM

Section 10.1 Effectiveness; Termination. Subject to the Closing, this Agreement shall become effective on the Closing Date, and unless terminated at an earlier date by the mutual agreement of all Parties (including Persons that become Shareholders hereafter), this Agreement shall continue in full force and effect until the consummation of a purchase and sale of the Put Shares pursuant to the exercise of the Put Option in accordance with Section 6.1 or of the Call Shares pursuant to the exercise of the Call Option pursuant to Section 6.2.

Section 10.2 Partial Termination. Except as expressly set forth herein, no Shareholder (including Persons that become Shareholders hereafter) shall have any further rights or obligations under this Agreement from the time that such Shareholder and its Affiliates ceases to beneficially own any Shares.

Section 10.3 Effect of Termination; Survival. The obligations set forth in (i) this Article X, Article IX (Confidentiality) and Article XI (Miscellaneous) and (ii) Section 6.3, Section 6.4 and Section 7.3 shall survive termination according to their terms.

ARTICLE XI

FINANCING AND DIVIDEND POLICY;

COOPERATION; RELATED PARTY TRANSACTIONS

Section 11.1 General Assistance. The Shareholders covenant and agree that each shall make available to the Group its respective general assistance and know-how with respect to the geographical and product markets in which the Group operates the Business so as to further the best interests of the Group.

Section 11.2 Arm’s Length Agreements. The Shareholders covenant and agree that any future relations between the any member of the Group and any Shareholder or any Affiliate thereof shall be on an arm’s length basis.

Section 11.3 License Agreement. After the Closing, the Group shall retain the right to use the Kauffman trademark pursuant to terms and conditions of the Trademark License Agreement to be entered into at the Closing.

Section 11.4 Dividends. Subject to applicable Requirements of Law, the Shareholders and the Company shall take, or cause to be taken, all necessary action (including, voting all Shares or executing proxies or written consents, causing the Company to call a meeting of Shareholders, and, to the extent permitted by applicable Requirements of Law, directing the Directors designated by them to act) to cause: (i) each Subsidiary within the Group to distribute annually to its shareholder(s) at least 90% of its legally distributable profits, (ii) Whitehall to distribute annually to the Company all its legally distributable profits, and (iii) the Company to distribute annually to the Shareholders all its legally distributable profits.

Section 11.5 Future Funding.

(a) Prior to arranging for any equity funding or Third Party debt financing, the Company shall seek debt financing from CEDC and Purchaser Shareholder under reasonable market terms and at commercially reasonable rates.

(b) If the Board and the Shareholders determine that funding for the implementation of decisions of the Board taken in accordance with Section 3.5 shall be provided by the Shareholders in the form of additional capital contributions, unless the Shareholders agree otherwise, such contributions shall be made by the Shareholders in proportion to their beneficial ownership of Class B Shares (i.e., 25.00 per cent. by Seller Shareholder and 75.00% per cent. by Purchaser Shareholder, such percentage its “Proportionate Share”). If a Shareholder fails to provide the Company with its Proportionate Share of such required equity funding, then the other Shareholders shall have the right to provide 100 per cent of the necessary equity funding and the non-participating Shareholder will be diluted accordingly, based on the initial valuation of the Group set forth in the Share Purchase Agreement.

(c) To the extent required under the applicable terms, the Shareholders agree that any Third Party debt funding shall be guaranteed, severally and not jointly, by the Shareholders pro rata to their Proportionate Share.

Section 11.6 Shareholder Loans.

(a) Notwithstanding the foregoing, if the Board decides that the Shareholders shall provide additional capital to the Group in the form of shareholder loans, unless the Shareholders agree otherwise, no Shareholder shall be required to loan the Company more than an amount equal to its Proportionate Share of the total amount of additional financing required.

(b) Unless the Shareholders agree otherwise, any loans to the Company granted from time to time by either Shareholder shall bear interest at an equal rate for each Shareholder if such loans are otherwise provided on the same terms and conditions; provided, however, that any such loan shall be made at an interest rate that allows the Company to deduct the interest expense for tax purposes.

Section 11.7 Revised Business Plan. The Shareholders undertake that they shall negotiate in good faith to develop a mutually acceptable revised Business Plan no later than the third (3rd) anniversary of the date of this Agreement; provided that, for the avoidance of doubt, in no event shall the adoption of a revised Business Plan adversely affect the calculation of the Exercise Price to be paid to Seller Shareholder on consummation of the sale and purchase of its Shares in connection with the exercise of the Put Option or Call Option.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices.

(a) Any notice or other communications required or permitted to be given to any Party under or in connection with this Agreement (each a “Notice”) shall be in writing in the English language and signed on or on behalf of the Party giving the Notice and marked for the attention of the relevant Party. A Notice may be delivered personally or sent by fax (with telephone confirmation), pre-paid recorded delivery or pre-paid registered airmail to the address or fax number set out below (or at such other address or facsimile number as the Party shall furnish the other parties by Notice in accordance with this Section 12.1):

If to Seller Shareholder:

Barclays Wealth Trustees (Jersey) Limited as Trustee

of The First National Trust

39-41 Broad Street

St Helier

Jersey JE4 5PS

The Channel Islands

Attn: Robert Kerley

Facsimile: + 44 1534 873 526

Telephone confirmation: + 44 1534 711 146

With a copy to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris

FRANCE

Attn: Alain Maillot / Ben Burman

Facsimile: + 33 (0)1 45 02 49 59

Telephone confirmation: + 33 (0)1 45 02 19 19

If to Purchaser Shareholder:

Polmos Bialystok S.A.

ul. Elewatorska No. 20

15-950 Bialystok

Poland

Attn: President of the Management Board

Facsimile: +48 85 662 7307

Telephone confirmation: + 48 85 651 0496

With a copy to:

Central European Distribution Corporation

ul. Bobrowiecka 6

00-728 Warszawa

Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810

Telephone confirmation: +48 22 488 3400

With a copy to:

Dewey & LeBoeuf

No.1 Minster Court

Mincing Lane

London EC3R 7YL

England

Attn: Stephen J. Horvath

Facsimile: +44 20 7459 5099

Telephone confirmation: +44 20 7459 5000

If to the Company:

Peulla Enterprises Limited

9th Floor

Capital Center

2-4 Makarios Avenue

Nicosia 1065

Cyprus

Attn: Corporate Secretary

With a copy to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris

FRANCE

Attn: Alain Maillot / Ben Burman

Facsimile: + 33 (0)1 45 02 49 59

Telephone confirmation: + 33 (0)1 45 02 19 19

With a further copy to:

Central European Distribution Corporation

ul. Bobrowiecka 6

00-728 Warszawa

Poland

Attn: William V. Carey

Facsimile: +48 22 455 1810

Telephone confirmation: +48 22 488 3400

(b)	A Notice shall be deemed to have been received:

(i)	at the time of delivery if delivered personally;

(ii)	at the time of transmission (if such transmission is confirmed) if sent by fax;

(iii)	two (2) Business Days after the time and date of mailing if sent by pre-paid inland registered mail; or

(iv)	five (5) Business Days after the time and date of mailing if sent by pre-paid registered airmail;

provided that if deemed receipt of any Notice occurs after 6:00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9:00 a.m. on the next Business Day. References to time in this Section 12.1 are to local time in the country of the addressee.

Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 12.3 Dispute Resolution; Consent to Arbitration.

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, termination or interpretation or any dispute regarding the validity, amount or liability for a Claim (a “Dispute”) the Parties shall use all commercially reasonable efforts to resolve the matter amicably. If one Party gives the other notice that a Dispute has arisen and the Parties are unable to resolve the Dispute within thirty (30) days of service of such notice then the Dispute shall be referred to Mark Kaoufman and William V. Carey, or his successor as chief executive officer of CEDC, who shall attempt to resolve the Dispute. No Party shall resort to arbitration against another under this Agreement until thirty (30) days after such referral.

(b) All Disputes, which are unresolved pursuant to Section 12.3(a) and which a Party wishes to have resolved, shall be referred upon the application of any Party to and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) in force at the date of this Agreement, which Rules are deemed to be incorporated by reference in this Section 12.3. The number of arbitrators shall be three (3), appointed in accordance with the Rules. The seat of the arbitration shall be Paris, France. The language of this arbitration shall be English.

(c) The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including but not limited to injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including but not limited to injunctive relief and including but not limited to pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) The Parties agree that any arbitral proceedings under this Agreement and any arbitral proceedings under any of the other Transaction Documents (including as amended from time to time) may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The Parties further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

(e) Notwithstanding the agreement to arbitrate set forth in this Section 12.3, the Parties hereby expressly acknowledge and agree that the adjudication of “cause” with respect to the removal of Mark Kaoufman or New Management Co from the office of CEO shall be determined by a Russian court of competent jurisdiction.

(f) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 12.1 of this Agreement. Nothing in this Section 12.3 shall affect the right of any Party to serve process in any other manner permitted by law.

Section 12.4 Counterparts. This Agreement may be executed by the Parties in counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 12.5 Entire Agreement. This Agreement, together with the other Transaction Documents, and all annexes, exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede in their entirety all prior agreements (written or oral) with respect thereto including the Heads of Terms, dated February 23, 2008. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 12.6 Amendment, Modification and Waiver. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 12.7 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 12.8 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any person, other than the Parties hereto or their respective permitted successors and assigns, any rights, remedies or obligations. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void.

Section 12.9 Publicity. Except for any notice which is required by applicable law or regulation or by a Governmental Authority, Seller Shareholder and Purchaser Shareholder each agree that neither it nor any of its Affiliates will issue a press release or make any other public statement with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Seller Shareholder and Purchaser Shareholder agree, to the extent possible and legally permissible, to notify and consult with the other at least twenty-four (24) hours in advance of issuing a press release or making any other public statement.

Section 12.10 Expenses. Except as otherwise expressly stated in this Agreement or the other Transaction Documents, any costs, expenses, or charges incurred by any of the Parties in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents shall be borne by the Party incurring such cost, expense or charge whether or not the series of transactions contemplated hereby or thereby shall be consummated.

Section 12.11 Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to the Parties, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

[The remainder of this page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED as Trustee of the FIRST NATIONAL TRUST

By:	/s/ Paul Sinel
Name:	Paul Sinel
Title:	Director

POLMOS BIALYSTOK S.A.

By:	/s/ Christopher Biederman
Name:	Christopher Biederman
Title:	Member of the Management Board

By:	/s/ Evangelos Evangelou
Name:	Evangelos Evangelou
Title:	Member of the Management Board

PEULLA ENTERPRISES LIMITED

By:	/s/ Arta Antoniou
Name:	Arta Antoniou
Title:	Director

Schedule 1

Calculation of Exercise Price

A.	Assumptions

The Exercise Price will be calculated based on the relevant measure of the Company’s financial performance during two separate periods: (A) the period from January 1, 2008 through the end of the year in which the date of exercise of the relevant Exit Option occurs (e.g., if the Call Option is exercised on June 30, 2013, December 31, 2013) (the “First Period”) and (B) the two full financial years immediately preceding the end of the year in which the date of exercise of the relevant Exit Option occurs (e.g., if the Call Option is exercised on June 30, 2013, the financial years ending December 31, 2012 and December 31, 2013) (the “Second Period”).

The Exercise Price will be calculated on the basis of the Company’s financial performance during these two periods in the following manner:

1.	The First Period

•	Xactual represents the average actual annual Reference Operating Profit of the Company and the Group, based on the audited consolidated financial statements of the Company during the First Period;

•	Xtarget represents the average target annual Reference Operating Profit of the Group set forth in the Exit Price Target Plan for the First Period;

•

The “Reference Operating Profit” during this First Period shall be calculated as the consolidated EBIT for the Group (which, for the avoidance of doubt, will include the EBIT of the Whitehall Subsidiaries but exclude the EBIT of the Joint Venture) plus 50% of the EBIT of the Joint Venture;

•	The “Exit Price Target Plan” means the target plan agreed between the Parties as of the date hereof.

2.	The Second Period

•

Yactual represents the actual aggregate total of Reference Operating Profit of the Company and the Group, based on the audited consolidated financial statements of the Company during the Second Period;

•	Ytarget represents the target aggregate total of Reference Operating Profit of the Group for the Second Period set forth in the Exit Price Target Plan;

•

The “Reference Operating Profit” during this Second Period shall be calculated as the consolidated EBIT for the Group (which, for the avoidance of doubt, will include the EBIT of the Whitehall Subsidiaries but exclude the EBIT of the Joint Venture) minus the EBIT attributable to Kauffman Vodka.

B.	Formula For Calculating Exercise Price

The “Exercise Price” will be an amount in U.S. dollars calculated according to the following formula:

Exercise Price = (K1*0.40 + K2*0.60)*($75 million –NetDebt*0.25) * (1.12)Q – FOREX*(1.12)Q

Where:

Q represents the number of years (including any fractional year) in the period from the Closing Date through the end of the year in which the date of the exercise of the Exit Option Occurs;

NetDebt represents the Consolidated Net Debt of the Group as of the Closing; and

FOREX is $11,088,000.

It being understood that:

If (0.75 * Xtarget) < Xactual < (1.25 * Xtarget) then K1 = (1.6* Xactual / Xtarget) – 0.6

If Xactual < (0.75 * Xtarget) then K1 = 0.6

If Xactual > (1.25 * Xtarget ) then K1 = 1.4

If (0.75 * Ytarget) < Yactual < (1.25 * Ytarget) then K2 = (1.6* Yactual / Ytarget) – 0.6

If Yactual < (0.75 * Ytarget) then K2 = 0.6

If Yactual > (1.25 * Ytarget ) then K2 = 1.4

provided, however, that, in the event of either of the following there shall be no effective floor to the value of the Exit Price and the lower limit of 0.6 to the values of K1 and K2 shall not apply:

(1)	As a result of the Investment, Moët Hennessy International exercises a call right over Whitehall’s shares in the Joint Venture under the Joint Venture Agreement within 60 days of the Closing (and prevails in any Legal Dispute (as such term is defined in the Joint Venture Agreement) arising out of the exercise of the call right) with the result that the Joint Venture Agreement is terminated.

(2)	In the event of Mark Kaoufman’s death or permanent disability (as determined by a competent Russian court) Moët Hennessy International exercises a call right over Whitehall’s shares in the Joint Venture under the Joint Venture Agreement on the grounds that MK Management is no longer under the effective control of Mark Kaoufman with the result that the Joint Venture Agreement is terminated.

EXHIBIT A

Term Sheet for Management Agreement

Parties:	• New Management Co (“NMC”) • OOO Whitehall-Center (“Whitehall”)

Scope: Powers and Obligations

•   NMC will be delegated the powers granted to the CEO of Whitehall, pursuant to its articles, applicable Russian Law and the Shareholders Agreement. NMC will exercise those powers on behalf of and to the benefit of the Group as a whole.

•   NMC to exercise all powers of CEO and to cause those management and support services to be provided to Group, which when taken with other resources available to the Group Companies, are sufficient for Group to satisfy its corporate purposes and achieve its corporate objectives, including the Business Plan.

•   NMC shall act at all times in the interests of Whitehall and the Group in good faith and shall take all reasonable steps necessary or desirable to achieve the corporate purposes and maximize profits of Group

Fees:	• As set out and agreed in the Business Plan, the Management Fees to be paid to NMC shall be as follows:

Period	Amount (RUR million)
2008 (June 1 – Dec. 31)	110
2009	201
2010	215
2011	230
2012	246
2013	264

•   These amounts have been taken into account in determining the target EBIT set forth in the Business Plan

•   Management fees shall be paid monthly in arrears, no later than 10 days following each month end on receipt of invoice

•   Management fees shall be paid in Roubles by wire transfer to NMC account

•   Fees set forth above are ex-VAT. In addition, Whitehall will be invoiced and will pay VAT in accordance with applicable Russian regulations.

Term:	June 1, 2008 to December 31, 2013

Governing Law	Russian law

Dispute Resolution	Moscow court of arbitration

Other	• Customary mutual indemnities